Exhibit 3.1

3D SYSTEMS CORPORATION

CERTIFICATE OF ELIMINATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151(g)
Of the General Corporation Law
Of the State of Delaware

The undersigned, 3D Systems Corporation, a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, for the purposes of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations of the Series B Convertible Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on May 2, 2003 (the “Certificate of Designations”) with respect to the Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation, hereby certifies that:

        1.     The undersigned is the duly elected and acting Vice President, General Counsel and Secretary of the Corporation.

        2.     In accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Preferred Stock:

       WHEREAS the Preferred Stock was authorized by the filing of the Certificate of Designations on May 2, 2003; and

        WHEREAS all of the issued and outstanding shares of the Preferred Stock have been converted by the holders thereof into Common Stock of the Corporation or redeemed by the Corporation pursuant to the terms of the Certificate of Designations;

        RESOLVED that none of the authorized shares of Preferred Stock are outstanding and that no shares of Preferred Stock shall hereafter be issued pursuant to the Certificate of Designations.

        RESOLVED that, in accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares of the Corporation’s Preferred Stock previously covered by the Certificate of Designations shall resume the status which they had prior to the adoption of the Certificate of Designations.

        RESOLVED that the officers of the Corporation shall be and each of them is authorized and directed to prepare, execute and file or cause to be filed with the Secretary of State of the State of Delaware, in the name and on behalf of the Corporation, a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware to effect the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designations with respect to the Preferred Stock, and such other certificates and documents as may be required.

                The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set out in the foregoing Certificate are true of his own knowledge and that the foregoing Certificate has been duly adopted by the Corporation's Board of Directors in accordance with the General Corporation Law of the State of Delaware.

                Executed at Valencia, California, on June 8, 2006.

3D SYSTEMS CORPORATION

By
	Name:	Robert M. Grace, Jr.
	Title:	Vice President, General Counsel and Secretary